Exhibit 11
COMMUNITY BANCORP.

PRIMARY EARNINGS PER SHARE

For The Fourth Quarter Ended December 31,	2002	2001	2000

Net Income	$874,379	$1,013,064	$707,782

Average Number of Common Shares Outstanding	3,748,887	3,736,174	3,703,851

Earnings Per Common Share	$0.24	$0.27	$0.19

For the Year Ended December 31,

Net Income	$3,239,972	$2,797,825	$2,422,421

Average Number of Common Shares Outstanding	3,736,786	3,722,953	3,721,154

Earnings Per Common Share	$0.87	$0.75	$0.65

FULLY DILUTED EARNINGS PER SHARE

For The Fourth Quarter Ended December 31,	2002	2001	2000

Net Income	$874,379	$1,013,064	$707,782
Adjustments to Net Income(1)	0	0	363
Adjusted Net Income	$874,379	$1,013,064	$708,145

Average Number of Common Shares Outstanding	3,748,887	3,736,174	3,703,851
Increase in Shares(1)	0	471	9,434
Adjusted Average Number of Common Shares Outstanding	3,748,887	3,736,645	3,713,285

Earnings Per Common Share Assuming Full Dilution	$0.23	$0.27	$0.19

For the Year Ended December 31,

Net Income	$3,239,972	$2,797,825	$2,422,421
Adjustments to Net Income(1)	0	466	1,452
Adjusted Net Income	$3,239,972	$2,798,291	$2,423,873

Average Number of Common Shares Outstanding	3,736,786	3,722,953	3,721,154
Increase in Shares(1)	0	3,988	9,434
Adjusted Average Number of Common Shares Outstanding	3,736,786	3,726,941	3,730,588

Earnings Per Common Share Assuming Full Dilution	$0.87	$0.75	$0.65

(1) Assuming conversion of subordinated convertible debentures

Per share data for 2001 and 2000 restated to reflect a 5% stock declared in December, 2002.